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Exhibit 10.42

EXECUTIVE OFFICER SEVERANCE PAY POLICY
(As Updated Through January 1, 2005)

The company recognizes that it is usually difficult for an executive officer whose employment is terminated involuntarily to obtain a position comparable to the one he or she has with the company. In view of this, any officer (holding the title of vice president or above) who is terminated involuntarily will be entitled to receive severance pay equal to one year's base salary, unless the officer is terminated for disciplinary reasons (as determined by the company) in which case he or she will not be eligible for severance pay. Mandatory retirement pursuant to the company's Executive Officer Mandatory Retirement Policy will not be deemed involuntary termination of employment for purposes of severance pay or any other benefits.

The company, at its sole discretion, may elect to make the severance payment in equal payments over a 12-month period or in a lump sum. The company may also, at its sole discretion, continue certain group insurance coverage on behalf of the terminated executive officer for up to 12 months following the date of termination to the extent consistent with the company's Separation of Employment Policy.

The company's Executive Officer Mandatory Retirement Policy and Separation of Employment Policy will govern all other aspects of the termination of employment of executive officers.

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  Exhibit 10.42